Exhibit (d)(6)

EXECUTION COPY

AGREEMENT

          THIS AGREEMENT, dated as of this 5th day of November, 2008 (the “Agreement”), is by and among Wendy’s/Arby’s Group, Inc., a Delaware corporation (the “Company”), and Trian Partners, L.P., a Delaware limited partnership, Trian Partners Master Fund, L.P., a Cayman Islands limited partnership, Trian Partners Parallel Fund I, L.P., a Delaware limited partnership, and Trian Partners Parallel Fund II, L.P., a Delaware limited partnership (collectively, the “Stockholders”), Trian Fund Management, L.P., a Delaware limited partnership (the “Management Company”), the general partner of which is Trian Fund Management GP, LLC, a Delaware limited liability company (“Trian GP”), Nelson Peltz, an individual and resident of the State of New York, Peter W. May, an individual and resident of the State of New York, and Edward P. Garden, an individual and resident of the State of Connecticut, who, together with Nelson Peltz and Peter W. May, are the members of Trian GP (the “Members”) (the Stockholders, the Management Company, Trian GP, the Members and their respective controlled affiliates and associates are hereinafter referred to collectively as the “Trian Group”).

          WHEREAS, the Stockholders have indicated their intention to commence a tender offer (the “Tender Offer”) to purchase up to 40,000,000 shares of the issued and outstanding shares of common stock of the Company (the “Common Stock”) at a price of $4.15 per share;

          WHEREAS, assuming that the Stockholders purchase the maximum number of shares of Common Stock in the Tender Offer, the Trian Group will, immediately upon consummation of the Tender Offer, Beneficially Own (as hereinafter defined) 19.6% of the Combined Voting Power (as hereinafter defined) of Company Voting Securities (as hereinafter defined);

          WHEREAS, the Independent Directors (as hereinafter defined) have agreed, at the recommendation of the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), to grant the prior approval of the Independent Directors pursuant to Section 203(a)(1) of the General Corporation Law of the State of Delaware, such that the consummation of the Tender Offer by the Stockholders and the subsequent acquisition by the Trian Group or any Affiliate or Associate of the Trian Group of Beneficial Ownership of up to, but not more than, the Maximum Percentage (as hereinafter defined) of the Combined Voting Power of Company Voting Securities, shall not be subject to the restrictions set forth in Section 203 of the Delaware General Corporation Law, subject to the terms and conditions of this Agreement (the “203 Approval”);

          WHEREAS, the Independent Directors have approved the transactions contemplated by this Agreement upon the terms and conditions contained herein; and

          WHEREAS, the parties hereto believe that it is desirable to establish certain provisions with respect to the shares of Common Stock which may be acquired by, or which are currently held by, the Trian Group.

          NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

          Capitalized terms used herein shall have the following meanings:

          “13D/G Group” shall mean two or more persons acting together for the purpose of acquiring, holding, voting or disposing of Company Voting Securities, which persons would be required under the Exchange Act to file a statement on Schedule 13D or 13G with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such person beneficially owned sufficient securities to require such a filing under the Exchange Act.

          “Affiliate” of any person shall mean any person directly or indirectly controlling, or controlled by such person or under common control with such person. For purposes of this Agreement, members of the Trian Group, on the one hand, and the Company (and its affiliates other than members of the Trian Group), on the other, shall not be deemed to be affiliates of each other.

          “Associate” shall mean, with respect to any Person, (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person. Notwithstanding the foregoing, no corporation or other entity in which a fund or account managed by the Management Company has an investment shall be deemed an “Associate” of any member of the Trian Group unless the aggregate investment by all such funds and accounts represents not less than 20% of any class of voting stock of such corporation or other entity.

          “Audit Committee” shall have the meaning set forth in the Recitals.

          “Beneficial Ownership” shall have the meaning ascribed to such term pursuant to Regulation 13D-G of the Exchange Act.

          “Beneficially Own” shall mean, with respect to any security, having direct or indirect (including through any subsidiary or affiliate) “beneficial ownership” of such security, as determined pursuant to Rule 13d-3 under the Exchange Act and “Beneficially Owned” shall have a corresponding meaning.

          “Combined Voting Power” shall mean, at any measurement date, the total number of votes of Company Voting Securities that could have been cast in an election of directors of the Company had a meeting of the stockholders of the Company been duly held based upon a record date as of the measurement date if all Company Voting

Securities then outstanding and entitled to vote at such meeting were present and voted to the fullest extent possible at such meeting.

          “Common Stock” shall have the meaning set forth in the Recitals.

          “Company” shall have the meaning set forth in the Recitals.

          “Company Voting Securities” shall mean, collectively, Common Stock, any preferred stock of the Company that is entitled to vote generally for the election of directors, any other class or series of Company securities that is entitled to vote generally for the election of directors and any other securities, warrants or options or rights of any nature (whether or not issued by the Company) that are convertible into, exchangeable for, or exercisable for the purchase of, or otherwise give the holder thereof any rights in respect of, Common Stock, or any other class or series of Company securities that is entitled to vote generally for the election of directors.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          “Group” shall mean a “group” as such term is used in Section 13(d)(3) of the Exchange Act.

          “Independent Director” shall mean a director of the Company who (i) is not an employee of the Company and (ii) is not an Affiliate or Associate of the Trian Group. Without limiting the foregoing, a director that is nominated by the Nominating and Corporate Governance Committee of the Company’s Board of Directors that is not an Affiliate or Associate of the Trian Group and that would be deemed “independent” under the applicable rules of the New York Stock Exchange shall be deemed to be an Independent Director.

          “Management Company” shall have the meaning set forth in the Recitals.

          “Maximum Percentage” shall mean 25% of the Combined Voting Power of Company Voting Securities.

          “Members” shall have the meaning set forth in the Recitals.

          “Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business, or legal entity or government authority.

          “SEC” shall mean the Securities and Exchange Commission.

          “Stockholders” shall have the meaning set forth in the Recitals.

          “Trian GP” shall have the meaning set forth in the Recitals.

          “Trian Group” shall have the meaning set forth in the Recitals.

Section 2. Representations and Warranties.

                    2.1. The applicable members of the Trian Group represent and warrant to the Company as follows:

                              (a) Each of the Stockholders and the Management Company is a validly existing limited partnership under the laws of its jurisdiction of organization and has the full legal right, power and authority to enter into this Agreement and perform its obligations hereunder.

                              (b) Each of the Members is an individual having the full legal right, power and authority to enter into this Agreement and perform his respective obligations hereunder.

                              (c) This Agreement has been duly authorized, executed and delivered by each of the Stockholders, the Management Company and the Members and constitutes the legally valid and binding agreement of each of the Stockholders, the Management Company and the Members, enforceable against each of them in accordance with the terms hereof.

                              (d) Neither the execution and delivery of this Agreement by each of the Stockholders, the Management Company and the Members nor the performance of their respective obligations hereunder will conflict with or result in a breach of or constitute a default under any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality, or of any agreement or instrument to which any of the Stockholders, the Management Company or the Members is bound or affected or of any organizational documents of each of them.

                              (e) Except for 52,059,387 shares of Common Stock beneficially owned by the Trian Group as of the date hereof, no shares of Company Voting Securities are beneficially owned by any member of the Trian Group.

                              (f) Other than this Agreement, certain Pledge and Security Agreements entered into by each of Messrs. Peltz and May in favor of Bank of America, N.A., the Voting Agreement between Mr. Peltz and Mr. May, dated as of July 23, 2004, and the other agreements contemplated hereby, no member of the Trian Group has any agreement, arrangement or understanding with any other Person or Group who is not a member of the Trian Group with respect to acquiring, holding, voting or disposing of Company Voting Securities.

                    2.2. The Company represents and warrants to the Trian Group as follows:

                              (a) The Company is a validly existing corporation under the laws of the State of Delaware and has the power and authority to enter into this Agreement and perform its obligations hereunder.

                              (b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legally valid and binding agreement of the Company, enforceable against the Company in accordance with the terms hereof.

                              (c) Neither the execution and delivery of this Agreement nor the performance of its obligations hereunder will conflict with or result in a breach of or constitute a default under, any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality, or of any agreement or instrument to which the Company is bound or affected or of any organizational documents of the Company.

                              (d) The Company shall file with the SEC a Schedule 14D-9 within the time period prescribed by the rules of the SEC with respect to the Tender Offer and state therein that the Board of Directors of the Company is remaining neutral with respect to the Tender Offer.

Section 3. Covenants with Respect to Company Voting Securities.

                    3.1. Acquisition of Company Voting Securities.

                              (a) If any member of the Trian Group shall directly or indirectly acquire, offer to acquire, agree to acquire, become the Beneficial Owner of or obtain any rights in respect of any Company Voting Securities, by purchase or otherwise, or take any action in furtherance thereof, if the effect of such acquisition, agreement or other action would be (either immediately or upon consummation of any such acquisition, agreement or other action, or upon the expiration of any period of time provided in any such acquisition, agreement or other action) to increase the aggregate Beneficial Ownership of Company Voting Securities by the Trian Group to such number of Company Voting Securities that represents or possesses greater than the Maximum Percentage of the Combined Voting Power of Company Voting Securities, then no member of the Trian Group nor any of their respective Affiliates or Associates shall be able to engage in any business combination (within the meaning of Section 203 of the Delaware General Corporation Law) for a period of three years following the date on which the Trian Group became the owner of more than the Maximum Percentage of the Combined Voting Power of Company Voting Securities. Notwithstanding the foregoing Maximum Percentage limitation, (A) no member of the Trian Group shall be obligated to dispose of any Company Voting Securities Beneficially Owned in violation of such Maximum Percentage limitation to the extent that, its Beneficial Ownership is or will be increased solely as a result of a repurchase, redemption or other acquisition of any Company Voting Securities by the Company or any of its subsidiaries or any acquisition of Company Voting Securities permitted by clause (B) of this paragraph, and (B) the foregoing Maximum Percentage limitation shall not prohibit any acquisition of Company Voting Securities by any member of the Trian Group directly from the Company (including pursuant to the grant or exercise of stock options, rights, subscription rights or standby purchase obligations in connection with rights offerings by the Company or pursuant to any election to receive director fees and/or retainers in stock), provided such acquisition is approved by a majority of the Independent Directors or is pursuant to an equity participation plan currently in effect or approved by the Independent Directors. For the avoidance of doubt, nothing contained herein shall prohibit any member of the Trian Group or any Affiliate or Associate of the Trian Group from acquiring more than the Maximum Percentage of the Combined Voting Power of Company Voting Securities.

                              (b) The restrictions contained in Section 3.1(a) of this Agreement shall not apply if the Trian Group would be entitled to rely on the exceptions set forth in Section 203(b)(3) through (7) of the Delaware General Corporation Law (it being understood that for this purpose, references in the definition of “interested stockholder” contained in Section 203 to 15% shall be read to be references to 25%).

                              (c) The Trian Group shall not amend the Tender Offer to reduce the price per share payable to tendering stockholders.

                    3.2. Proxy Solicitations, etc. For so long as the Company shall have a class of equity securities that is listed for trading on the New York Stock Exchange or any other national securities exchange, no member of the Trian Group shall solicit proxies, assist, encourage or participate with any other person in any way, directly or indirectly, in the solicitation of proxies, become a “participant” in a “solicitation,” or assist any “participant” in, a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A under the Exchange Act), or submit any proposal for the vote of stockholders of the Company, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of Company Voting Securities, in each case, if the result of any such proposal or solicitation would be to cause the Board of Directors of the Company to be comprised of less than a majority of Independent Directors. For the avoidance of doubt, the foregoing shall not prohibit any member of the Trian Group from (i) exercising its right as a director to vote in favor of the nomination of any person approved by the Nominating and Corporate Governance Committee of the Board of Directors or (ii) voting its shares of Company Voting Securities in favor of the election of any person nominated by the Board of Directors for election to the Board of Directors.

                    3.3. Affiliate Transactions. For so long as the Company shall have a class of equity securities that is listed for trading on the New York Stock Exchange or any other national securities exchange, no member of the Trian Group shall engage in any transaction with the Company that, if consummated, would be required to be disclosed by the Company in its annual report pursuant to Item 404 of Regulation S-K without the prior approval of a majority of the Audit Committee or other committee of the Board of Directors that is comprised of Independent Directors; provided that the foregoing provision shall not apply to transactions contemplated by any other agreement as in effect on the date hereof.

                    3.4. Waiver of Requirements.

          Notwithstanding anything in this Section 3 to the contrary, any of the terms of Subsections 3.1 through Subsection 3.3 may be waived, in whole or in part and as to particular transactions or matters or as to one or more members of the Trian Group, if (a) in the case of a waiver of an obligation of a member of the Trian Group, a majority of the Independent Directors shall have approved such waiver or (b) in the case of a waiver of an obligation of the Company provided for the benefit of a member of the Trian Group, such member of the Trian Group shall have consented in writing to such waiver.

Section 4. Effectiveness of Agreement; Term; Effect of Certain Waivers.

          If the Tender Offer shall expire or otherwise terminate without the Trian Group purchasing shares of Common Stock pursuant thereto in an amount that results in the Trian Group, immediately upon consummation of the Tender Offer, Beneficially Owning at least 15% of the Combined Voting Power of Company Voting Securities, then this Agreement shall be null and void ab initio and the 203 Approval shall be of no force and effect, it being understood that, in such event, any further acquisitions of Common Stock by the Trian Group, or business combinations between the Company and the Trian Group, shall remain subject to the limitations of Section 203 of the General Corporation Law of the State of Delaware. This Agreement shall terminate on the earliest to occur of (i) if the Trian Group shall, at any time, sell or otherwise dispose of or cease to own any Company Voting Securities so that the Trian Group beneficially owns, in the aggregate less than 15% of the Combined Voting Power of Company Voting Securities; (ii) the third anniversary of the date hereof; (iii) at such time as any Person that is not an Affiliate or Associate of, or member of a 13D/G Group with, the Trian Group shall make an offer to purchase an amount of shares which when added to the shares already beneficially owned by such Person and its Affiliates and Associates equals or exceeds 50% or more of the Combined Voting Power of Company Voting Securities (whether by way of tender offer, merger, consolidation, recapitalization or otherwise) or all or substantially all of the Company’s assets or shall solicit proxies with respect to a majority slate of directors. In the event that the Company shall allow any other Person (other than a member of the Trian Group) to acquire shares of Company Voting Securities without compliance with the limitations on business combinations set forth in Section 203 of the Delaware General Corporation Law on terms more favorable to such Person than those set forth herein, then the Company shall give the Trian Group the benefit of such more favorable terms.

Section 5. Remedies.

          Each respective member of the Trian Group and the Company acknowledge and agree that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the parties hereto, and (ii) the parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by the other parties without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof, which rights shall be cumulative and in addition to any other remedy to which the parties may be entitled hereunder or at law or equity.

Section 6. General Provisions.

                    6.1. Choice of Law; Forum Selection. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware without reference to the choice of laws provisions thereof. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the jurisdiction of the Court of Chancery of the State of Delaware for any litigation arising out of or relating to this Agreement, (ii) waives any objection to the laying of venue of any such litigation in the Court of Chancery of the State of Delaware, and (iii) agrees not to plead or claim in the Court of Chancery of the State of Delaware that such litigation brought therein has been brought in an inconvenient forum. The Company hereby appoints RL&F Service Corp., One Rodney Square, 10th and King Streets, P.O. Box 551, Wilmington, DE 19899, and each of the Stockholders, the Management Company and the Members hereby appoints Corporation Service Company, 2711 Centerville Road, Wilmington, DE 19808, as its agent for service of process in the State of Delaware and agrees to service of process in any litigation arising out of or relating to this Agreement by service upon such agent or by certified mail, return receipt requested, postage prepaid to it at its address for notice as provided in this Agreement.

                    6.2. Additional Parties; Joint and Several Obligations. All of the obligations of the Trian Group and its members hereunder shall be joint and several. Each controlled affiliate of a member of the Trian Group that shall become or have the right to become the beneficial owner, within the meaning and scope of Section 3 hereof, of Company Voting Securities shall, promptly upon becoming such owner or holder, execute and deliver to the Company a joinder agreement, agreeing to be legally bound by this Agreement as an original signatory as a member of the Trian Group; provided that failure to execute such agreement shall not excuse such person’s non-compliance with any provision of this Agreement. No member of the Trian Group shall transfer Company Voting Securities to any of its affiliates not already a party hereto unless the transferee shall agree to be bound by this Agreement in the manner specified above in this Subsection 6.2.

                    6.3. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be decreed to be validly given, made or served when delivered personally, transmitted by telex or telecopier, or deposited in the U.S. mail, postage prepaid, for delivery by express, registered or certified mail, or delivered to a recognized overnight courier service, addressed as follows:

If to the Company:

1155 Perimeter Center West
Atlanta, Georgia 30338
Attention: General Counsel

With a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036

Attention: Julie M. Allen, Esq.

If to the Stockholders or any other member of the Trian
Group:

c/o Trian Fund Management, L.P.
280 Park Avenue
New York, New York 10017
Attention: Brian L. Schorr
Chief Legal Officer

With a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Dennis J. Block, Esq.

or to such other address as may be specified in a notice given pursuant to this Section 6.3. All such notices and communications shall be deemed to have been duly given: At the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. The parties may change the address to which notices are to be given by giving five (5) days’ prior notice of such change in accordance herewith.

                    6.4. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                    6.5. Amendments, Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each party hereto; provided that no such amendment or waiver by the Company shall be effective without the approval of a majority of the Independent Directors. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                    6.6. Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this

Agreement. References in this Agreement to Sections or Subsections are to Sections of Subsections of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the applicable person or persons may require.

                    6.7. Entire Agreement: Amendment. This Agreement and the other instruments and agreements referred to herein embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto.

                    6.8. Counterparts. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, bears the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against the party whose signature appears thereon, or on whose behalf such counterpart is executed, but all of which taken together shall be one and the same agreement.

                    6.9. No Partnership. No partnership, joint venture or joint undertaking is intended to be, or is, formed between the parties hereto or any of them by reason of this Agreement or the transactions contemplated herein.

                    6.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto. All of the terms, covenants and agreements contained in this Agreement are solely for the benefit of the parties hereto, and their respective successors and assigns, and no other parties (including, without limitation, any other stockholder or creditor of the Company, or any director, officer or employee of the Company) are intended to be benefitted by, or entitled to enforce, this Agreement.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto intending to be legally bound have duly executed this Agreement, all as of the day and year first above written.

STOCKHOLDERS

TRIAN PARTNERS, L.P.

By: Trian Partners GP, L.P., its general partner

By: Trian Partners General Partner, LLC, its general partner

By:	/s/ Edward P. Garden

Name: Edward P. Garden
Title: Member

TRIAN PARTNERS MASTER FUND, L.P.

By: Trian Partners GP, L.P., its general partner

By: Trian Partners General Partner, LLC, its general partner

By:	/s/ Edward P. Garden

Name: Edward P. Garden
Title: Member

TRIAN PARTNERS PARALLEL FUND I, L.P.

By: Trian Partners Parallel Fund I General Partner LLC, its general partner

By: /s/ Edward P. Garden

Name: Edward P. Garden
Title: Member

TRIAN PARTNERS PARALLEL FUND II, L.P.

By: Trian Partners Parallel Fund II GP, L.P., its general partner

By: Trian Partners Parallel Fund II General Partner, LLC, its general partner

By: /s/ Edward P. Garden

Name: Edward P. Garden
Title: Member

MANAGEMENT COMPANY

TRIAN FUND MANAGEMENT, L.P.

By: Trian Fund Management GP, L.P., its general partner

By: /s/ Edward P. Garden

Name: Edward P. Garden
Title: Member

MEMBERS

/s/ Nelson Peltz

Nelson Peltz

/s/ Edward P. Garden

Edward P. Garden

/s/ Peter W. May

Peter W. May

COMPANY
WENDY’S/ARBY’S GROUP, INC.

By:	/s/ Nils H. Okeson

Name: Nils Okeson
Title: SVP and General Counsel